Exhibit 99.1

Operational Update and Certain Preliminary Financial Results for Fourth Quarter 2022

The following are preliminary estimates for our quarter ended December 31, 2022 and actual results for the quarter ended December 31, 2021:

	Three Months Ended December 31,
	2022				2021

			(in millions)
Net income (loss) attributable to Genesis Energy, L.P.	between	$41	and	$45	$(68)
Cash Flows from Operating Activities	between	79	and	83	96
Adjusted EBITDA	between	178	and	182	141
Available Cash before Reserves	between	81	and	85	52

Non-GAAP measures are defined and reconciled to their most comparable GAAP measure below.

We have not yet finalized our financial results for our quarter ended December 31, 2022. These preliminary results reflect our current estimates based on information available as of the date of this Current Report on Form 8-K and are the responsibility of our management. Our independent registered public accounting firm has not completed its review of our preliminary results for our fourth quarter 2022, and such preliminary results have not been audited, reviewed, compiled, or had agreed upon procedures applied by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and when the financial results for our fourth quarter 2022 are finalized. We plan to report completed financial results for the three months ended December 31, 2022 following the completion of this offering. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information. In addition, the preliminary results for the three months ended December 31, 2022 are not necessarily indicative of future performance of any other period. See “Information Regarding Forward-Looking Statements.”

Operational Highlights and Updates

Offshore

•

Despite unplanned downtime, which negatively affected fourth quarter 2022 by approximately $10 million, all producer-owned facilities are back online and meeting or exceeding pre-turnaround production volumes moving through our pipelines.

•	Four of the six infield/development wells previously disclosed had been placed in service by the end of 2022, with two more expected in January 2023.

•

Spruance and Kings Quay fields continue to exceed producer expectations. Kings Quay, according to its operator, is currently producing approximately 115,000 barrels of oil equivalent per day and is forecasting a production plateau for approximately three years before additional field development beyond the initial seven wells would be expected.

•	First oil from Argos production facility is expected in second quarter 2023.

Sodium Minerals & Sulfur Services

•

The price for approximately 85% of anticipated sales volumes of soda ash and related products has been contractually agreed for 2023. We expect weighted average realized prices for the full year to exceed 2022 prices.

•

Production from our legacy Granger facility started on January 1, 2023. Production from our new Granger expansion facilities is expected in third quarter 2023. As a result, we expect to have increased sales of approximately 600,000 to 700,000 tons in 2023 relative to 2022.

•

We anticipate sales volumes of sulfur-based products to experience a decline of less than 5% in 2023 solely because of the partial conversion of one of our host refineries to a biodiesel processing facility.

Marine

•

Strong supply/demand fundamentals in the market for Jones Act tonnage remain, driven in large part by the significant reduction in marine vessel construction over the last three years and the necessary retirement of older tonnage.

•	Utilization for all classes of vessels across our fleet was and continues to be 100% of available capacity.

•	Spot day rates and longer term contracted rates are approaching levels not seen since 2014/2015.

Onshore Facilities and Transportation

•	Volumes were, and are expected to be, relatively stable reflecting normal refinery demand in and around Baton Rouge and the Texas City/Houston corridor.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Financial Measure Reconciliation

For definitions and discussion of the financial measures refer to the “Non-GAAP Financial Measures” as later discussed and defined.

The tables below reconcile (x) (i) the mid-point of the preliminary Net Income Attributable to Genesis Energy, L.P. range of approximately $41 million to $45 million to the mid-point of the preliminary Adjusted EBITDA range of approximately $178 million to $182 million and the preliminary Available Cash before Reserves range of approximately $81 million to $85 million and (ii) the mid-point of the preliminary Cash Flows from Operating Activities range of approximately $79 million to $83 million to the mid-point of such preliminary Adjusted EBITDA range, in each case for the three months ended December 31, 2022 (the “2022 Quarter”) and (y) (i) Net Loss Attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves and (ii) Cash Flows from Operating Activities to Adjusted EBITDA, in each case for the three months ended December 31, 2021 (the “2021 Quarter”). The tables below include preliminary estimates for our quarter ended December 31, 2022 and actual results for the quarter ended December 31, 2021. The preliminary estimates are based on information available as of the date of this prospectus supplement and our actual results may differ materially from these estimates. For more information, please read “Summary --Recent Events --Operational Update and Certain Preliminary Financial Results for Fourth Quarter 2022.”

	Three Months Ended December 31,
	2022	2021
	(in millions)
Net income (loss) attributable to Genesis Energy, L.P.	$43.2	$(68.3)
Interest expense	57.4	56.8
Income tax expense	0.4	0.5
Depreciation, depletion, amortization, and accretion	82.0	107.6

EBITDA	183.0	96.6
Redeemable noncontrolling interest redemption value adjustments (1)	—	7.8
Plus (minus) Select Items, net (2)	(2.8)	36.3

Adjusted EBITDA	180.2	140.7
Maintenance capital utilized (3)	(15.4)	(13.5)
Interest expense	(57.4)	(56.8)
Cash tax expense	(0.4)	(0.2)
Cash distributions to preferred unitholders (4)	(24.0)	(18.7)

Available Cash before Reserves (5)	$83.0	$51.5

(1)	The 2021 Quarter includes PIK distributions and accretion on the redemption feature. The associated Alkali Holdings preferred units were fully redeemed during the second quarter of 2022.
(2)	Refer to additional detail of Select Items later in this Current Report on Form 8-K.
(3)

Maintenance capital expenditures in the 2022 Quarter and the 2021 Quarter were $42.0 million and $26.8 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.

(4)	Distributions to preferred unitholders attributable to the 2022 Quarter are payable on February 14, 2023 to unitholders of record at close of business on January 31, 2023.
(5)	Represents the Available Cash before Reserves to common unitholders.

	Three Months Ended December 31,
	2022	2021
	(in millions)
Cash Flows from Operating Activities	$81.4	$95.6
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense	57.4	56.8
Amortization and write-off of debt issuance costs, premium and discount	(2.2)	(4.5)
Effects of available cash from equity method investees not included in operating cash flows	5.1	2.9
Net effect of changes in components of operating assets and liabilities	39.5	(23.6)
Non-cash effect of long-term incentive compensation plans	(7.0)	(3.7)
Expenses related to business development activities and growth projects	0.5	7.3
Differences in timing of cash receipts for certain contractual arrangements (1)	12.6	8.1
Other items, net	(7.1)	1.7

Adjusted EBITDA	$180.2	$140.7

(1)

Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

Non-GAAP Financial Measures

General

To evaluate our business, we use certain financial measures (“non-GAAP” measures) that are not contemplated by or referenced in accounting principles generally accepted in the U.S., also referred to as GAAP. Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves and Adjusted EBITDA measures are just two of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.

Available Cash Before Reserves

Purposes, Uses and Definition

Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)

our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net interest expense, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.

Disclosure Format Relating to Maintenance Capital

We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements

MAINTENANCE CAPITAL EXPENDITURES

Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.

Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.

Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time have been and will continue to be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.

In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

MAINTENANCE CAPITAL UTILIZED

We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.

Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not initially use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

Adjusted EBITDA

Purposes, Uses and Definition

Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)

our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.

The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

	Three Months Ended December 31,
	2022	2021
	(in millions)
I. Applicable to all Non-GAAP Measures
Differences in timing of cash receipts for certain contractual arrangements (1)	$12.6	$8.1
Distributions from unrestricted subsidiaries not included in income (2)	—	17.5
Certain non-cash items:
Unrealized gains on derivative transactions excluding fair value hedges, net of changes in inventory value (3)	(21.8)	(0.0)
Adjustment regarding equity investees (4)	5.2	2.5
Other	1.3	0.3

Sub-total Select Items, net (5)	(2.7)	28.4
II. Applicable only to Adjusted EBITDA and Available Cash before Reserves
Certain transaction costs	0.5	7.3
Other	(0.6)	0.6

Total Select Items, net (6)	$(2.8)	$36.3

(1)

Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

(2)

The 2021 Quarter includes $17.5 million in cash receipts associated with principal repayments on our previously owned NEJD pipeline not included in income. We received the last principal payment associated with our previously owned NEJD pipeline in the fourth quarter of 2021. Genesis NEJD Pipeline, LLC is defined as an unrestricted subsidiary under our senior secured credit facility.

(3)	The 2022 Quarter includes an unrealized gain of $21.8 million from the valuation of our commodity derivatives (excluding fair value hedges).
(4)	Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(5)	Represents all Select Items applicable to Available Cash before Reserves.
(6)	Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements in this Current Report on Form 8-K that are not historical information may be “forward-looking statements” as defined under federal law.

All statements, other than historical facts, included in this Current Report on Form 8-K that address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as plans for growth of the business, future capital expenditures, competitive strengths, goals, references to future goals or intentions, estimated or projected future financial performance, and other such references are forward-looking statements, and historical performance is not necessarily indicative of future performance. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “could,” “plan,” “position,” “projection,” “strategy,” “should,” or “will,” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include, among others:

•

demand for, the supply of, our assumptions about, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas, NaHS, soda ash, and caustic soda, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events (including the war in Ukraine), global pandemics, inflation, the actions of OPEC and other oil exporting nations, conservation and technological advances;

•	our ability to successfully execute our business and financial strategies;

•	our ability to continue to realize cost savings from our cost saving measures;

•	throughput levels and rates;

•	changes in, or challenges to, our tariff rates;

•

our ability to successfully identify and close strategic acquisitions on acceptable terms (including obtaining third-party consents and waivers of preferential rights), develop or construct infrastructure assets, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

•	service interruptions in our pipeline transportation systems, processing operations, or mining facilities;

•

shutdowns or cutbacks at refineries, petrochemical plants, utilities, individual plants, or other businesses for which we transport crude oil, petroleum, natural gas or other products or to whom we sell soda ash, petroleum, or other products;

•	risks inherent in marine transportation and vessel operation, including accidents and discharge of pollutants;

•

changes in laws and regulations to which we are subject, including tax withholding issues, regulations regarding qualifying income, accounting pronouncements, and safety, environmental and employment laws and regulations;

•	the effects of production declines resulting from a suspension of drilling in the Gulf of Mexico or otherwise;

•	the effects of future laws and regulations;

•

planned capital expenditures and availability of capital resources to fund capital expenditures, and our ability to access the credit and capital markets to obtain financing on terms we deem acceptable;

•

our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of our credit agreement and the indentures governing our notes, which contain various affirmative and negative covenants;

•	loss of key personnel;

•

cash from operations that we generate could decrease or fail to meet expectations, either of which could reduce our ability to pay quarterly cash distributions (common and preferred) at the current level or to increase quarterly cash distributions in the future;

•	an increase in the competition that our operations encounter;

•	cost and availability of insurance;

•	hazards and operating risks that may not be covered fully by insurance;

•	our financial and commodity hedging arrangements, which may reduce our earnings, profitability and cash flow;

•

changes in global economic conditions, including capital and credit markets conditions, inflation and interest rates, including the result of any economic recession or depression that has occurred or may occur in the future;

•

the impact of natural disasters, international military conflicts (such as the conflict in Ukraine), pandemics (including Covid-19), epidemics, accidents or terrorism, and actions taken by governmental authorities and other third parties in response thereto, on our business financial condition and results of operations;

•	reduction in demand for our services resulting in impairments of our assets;

•	changes in the financial condition of customers or counterparties;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters;

•	the treatment of us as a corporation for federal income tax purposes or if we become subject to entity-level taxation for state tax purposes;

•

the potential that our internal controls may not be adequate, weaknesses may be discovered or remediation of any identified weaknesses may not be successful and the impact these could have on our unit price;

•	a cyberattack involving our information systems and related infrastructure, or that of our business associates;

•

that the preliminary financial data provided herein has been prepared by, and is the responsibility of, our management and has not been audited or reviewed by our independent public registered accounting firm;

•

our financial closing procedures for the last quarter of fiscal year 2022 are not yet complete and are subject to final adjustments and other developments that may arise between now and the time the financial results for the last quarter of fiscal year 2022 are finalized; and

•	the preliminary fourth quarter estimates are based upon assumptions we believe to be reasonable but includes information from third parties that is subject to further review and verification.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q and/or Current Reports on Form 8-K (or any amendments to those reports) and any other document we may file from time to time with the SEC. New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.